Exhibit 5.1
         October 28, 2026
Aurora Innovation, Inc.,
1654 Smallman Street,
Pittsburgh, Pennsylvania 15222.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of up to $1,000,000,000 aggregate offering price of Class A common stock, par value $0.00001 per share (the “Securities”), of Aurora Innovation, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s registration statement on Form S-3ASR (File No. 333-284133) (the “Registration Statement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
The Securities are issuable pursuant to the Controlled Equity OfferingSM Sales Agreement, dated as of February 14, 2025, by and among the Company and the sales agents party thereto, as amended and restated as of October 28, 2026 (as so amended and restated, the “Sales Agreement”).
Upon the basis of such examination, it is our opinion that the Securities have been duly authorized, and when the Securities have been duly issued and sold as contemplated by the Sales Agreement, the Securities will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, for purposes of incorporating this opinion into the registration statement relating to the Securities, and to the reference to us under the heading “Legal Matters” in the prospectus supplement relating to the Securities, as amended and supplemented as of the date hereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP